Exhibit 13

Financial Statements and Supplemental Schedule

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)
Years Ended December 31, 2004 and 2003

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Financial Statements and Supplemental Schedule

Years Ended December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

The Benefits Administration Committee
U.S. Bancorp and
  the Participants of the U.S. Bank 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan (formerly the U.S. Bancorp 401(k) Savings Plan) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 20, 2005

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Statements of Net Assets Available for Benefits

	December 31
	2004	2003
Assets
Cash	$45,034	$12,338
Investments, at fair value	2,935,481,829	2,915,303,237
Accrued income	14,260,768	12,486,284
Employer contribution receivable	48,563,697	55,945,685

	2,998,351,328	2,983,747,544

Liabilities
Due to broker for securities purchased	4,156,671	1,532,430
Accrued expenses	332,519	359,888

	4,489,190	1,892,318

Net assets available for benefits	$2,993,862,138	$2,981,855,226

See accompanying notes.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2004	2003
Additions:
Investment income:
Net appreciation in fair value of investments	$215,243,376	$674,955,820
Interest and dividend income	15,750,382	16,654,412
Dividends from U.S. Bancorp	50,549,948	46,283,646

Contributions:
Employer	48,563,697	55,945,685
Participants	107,715,583	118,711,888

Transfer from plans of acquired institutions	—	274,269,578
Other additions	113,237	—

	437,936,223	1,186,821,029

Deductions:
Distributions to participants	422,305,852	231,641,803
Administrative expenses	3,623,459	3,670,185

	425,929,311	235,311,988

Net increase	12,006,912	951,509,041
Net assets available for benefits at beginning of year	2,981,855,226	2,030,346,185

Net assets available for benefits at end of year	$2,993,862,138	$2,981,855,226

See accompanying notes.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements

December 31, 2004

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (formerly the U.S. Bancorp 401(k) Savings Plan) (the Plan) provides only general information. Participants should refer to the U.S. Bank 401(k) Savings Plan Summary Plan Description for a more complete description of the Plan’s provisions. This handbook can be reviewed by visiting the USBnet intranet site or www.USBankHR.com on the Internet.

The Plan is a defined contribution retirement plan covering substantially all personnel of U.S. Bancorp and its subsidiaries (the Company) who are scheduled to work at least 20 hours per week. These employees are eligible to participate on the first day of the month following three full months of employment. Each participant may elect to contribute up to a maximum of 50% of his or her annual compensation each year up to Internal Revenue Service (IRS) limits. These contributions are deposited in the Plan semimonthly. The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of his or her annual eligible compensation. A participant becomes eligible for employer matching contributions on the first day of the month following completion of one full year of service in which he or she has worked at least 1,000 hours. In addition, in order to receive employer matching contributions, a participant must be actively employed on the last business day of the year and employed in an eligible position. Matching contributions are deposited in the Plan annually and invested in the U.S. Bancorp Stock Fund. The Company may make an additional discretionary contribution to the Plan. No discretionary contributions have been made in 2004 and 2003. Participants are immediately 100% vested in the Plan.

Each participant may elect to have his or her balances invested in various investment funds. Each participant’s account is credited with the participant’s contributions, the related matching contribution, and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined.

The Plan contains provisions allowing participants to borrow from their plan account. Participants may have only two loans outstanding at a time. The minimum loan is $1,000, and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bancorp has the right, under the Plan, to suspend or terminate the Plan at any time. In the event of a termination of the Plan, all participant account balances are eligible for distribution.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

The Plan includes an employee stock ownership plan (ESOP) fund. Dividends paid on U.S. Bancorp common stock held in the ESOP are reinvested in the ESOP fund unless the participant makes an election to have dividends distributed to him or her.

Mergers

During 2003, the following plans merged with the Plan:

	Effective
Plan Name	Date	Net Assets
Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust	January 1	$260,207,260
Scripps Financial Corporation Employee Stock Ownership Plan	February 20	1,571,457
LADCO Financial Group 401(k) Plan	March 14	932,782
Scripps Financial Corporation Retirement-Savings Plan	March 31	1,948,091
First Security Holding Corporation 401(k) Savings Plan	May 30	868,666
Peninsula Bank of San Diego Retirement Investment Plan	May 30	1,926,287
Pacific National Bank 401(k) Profit Sharing Plan	June 13	640,968
NOVA Information Systems 401(k) Plan	December 1	6,174,067

		$274,269,578

For Form 5500 reporting purposes, the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust merger has been reflected as if it occurred on December 31, 2002.

Divestitures

On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (PJC). Due to the spin-off, PJC employees were no longer active participants and could take distributions from the Plan.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements (continued)

2. Significant Accounting Policies

Accounting Method

The financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

Investments

Investments are stated at aggregate fair value. Securities which are traded on a national securities exchange or which are actively traded in local over-the-counter markets are valued at the last reported sales price of the year; securities traded in the national over-the-counter market are valued at the last reported bid price of the year. The fair value of participation interests in mutual funds is based on the quoted redemption value on the last business day of the year. Participant notes receivable are valued at their principal balance, which approximates fair value.

Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

The net gain (loss) on sales of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, due to or from broker is reflected in the statements of net assets available for benefits. The net gain (loss) on sales of securities is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

3. Investments

During 2004 and 2003, the Plan’s investments appreciated in fair value as shown below:

Net Realized
and Unrealized
Appreciation in Fair
Value During Year
Year ended December 31, 2004:
Mutual funds	$114,469,434
U.S. Bancorp common stock	89,303,125
Piper Jaffray common stock	3,090,318
Collective investment funds	8,380,499

$215,243,376

Year ended December 31, 2003:
Mutual funds	$205,266,210
U.S. Bancorp common stock	461,188,388
Collective investment funds	8,501,222

$674,955,820

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements (continued)

3. Investments (continued)

The Plan’s investments are held in various trust accounts administered by U.S. Bank, a subsidiary of U.S. Bancorp. Investments that represent 5% or more of the Plan’s net assets are as follows:

December 31, 2004
U.S. Bancorp common stock, 47,547,125 shares	$1,489,175,955
U.S. Bank Stable Asset Fund, 7,606,083 shares	252,217,720
First American Funds, Inc. Equity Index Fund, 10,110,587 shares	229,207,011
First American Funds, Inc. Large Cap Value Fund, 10,059,334 shares	191,429,117

December 31, 2003
U.S. Bancorp common stock, 52,032,980 shares	$1,549,542,144
U.S. Bank Stable Asset Fund, 8,199,671 shares	262,799,458
First American Funds, Inc. Equity Index Fund, 10,635,129 shares	221,848,795
First American Funds, Inc. Large Cap Value Fund, 10,910,706 shares	185,045,566

Effective March 17, 2003, the U.S. Bank Stable Asset Fund investment option was changed to allow new or transferred dollars to be invested into the fund and replaced the First American Funds, Inc. Prime Obligations Fund investment option. All participants’ funds in the First American Funds, Inc. Prime Obligations Fund were moved at this time into the U.S. Bank Stable Asset Fund.

Although the First American Funds, Inc. Prime Obligations Fund investment option no longer exists as of March 17, 2003, the Plan continues to invest a portion of its net assets in cash equivalents, First American Funds, Inc. Prime Obligations Fund, as part of the U.S. Bancorp Company Stock Fund to allow for daily trading.

4. Transactions With Parties in Interest

On December 31, 2004 and 2003, the Plan owned 47,547,125 and 52,032,980 shares of U.S. Bancorp common stock, respectively.

The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by a subsidiary of U.S. Bancorp.

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

Notes to Financial Statements (continued)

4. Transactions With Parties in Interest (continued)

Fees paid for trust services rendered by parties in interest were based on customary and reasonable rates for such services.

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and the costs of printing enrollment forms, summary plan descriptions, and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2004 and 2003.

5. Income Tax Status

The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
(Formerly the U.S. Bancorp 401(k) Savings Plan)

EIN: 41-0255900 / Plan #004

Schedule of Assets (Held at End of Year)

December 31, 2004

Identity of Issue,	Description of Investment
Borrower, Lessor	Including Maturity Date, Rate of Interest,	Current
or Similar Party	Par or Maturity Value	Value
Mutual funds:
First American Funds, Inc.*	6,685,122 shares of Prime Obligations Fund	$6,685,122

First American Investment Funds, Inc.*	9,182,015 shares of Core Bond Fund	103,664,947
	10,110,587 shares of Equity Index Fund	229,207,011
	439,753 shares of International Government Bond Fund	3,676,339
	5,277,719 shares of International Fund	61,274,319
	1,640,641 shares of Large Cap Growth Opportunity Fund	45,823,106
	10,059,334 shares of Large Cap Value Fund	191,429,117
	2,324,469 shares of Mid Cap Growth Opportunity Fund	92,885,769
	3,496,379 shares of Mid Cap Value Fund	79,297,881
	630,595 shares of Small Cap Growth Opportunity Fund	14,598,268
	4,290,327 shares of Small Cap Select Fund	67,100,711
	7,142,476 shares of Small Cap Value Fund	116,565,215
First American Strategy Funds, Inc.*	1,836,055 shares of Strategy Aggressive Alloc. Fund	19,296,935
	5,592,129 shares of Strategy Growth & Income Fund	56,256,817
	3,276,123 shares of Strategy Growth Allocation Fund	34,202,728
	878,805 shares of Strategy Income Fund	9,702,008

Collective investment funds:
U.S. Bancorp*	7,606,083 shares of U.S. Bank Stable Asset Fund	252,217,720

Life insurance policies:
ING	1 Policy	2,352
Jackson National Life	1 Policy	1
New England Mutual Life	2 Policies	14,205
Northwestern Mutual Life	3 Policies	97,040

Corporate stock:
U.S. Bancorp*	47,547,125 shares of common stock	1,489,175,955
Piper Jaffray	419,917 shares of common stock	20,135,020

Participant loans*	Principal Loan amount, interest rates ranging from 3.75% to 11.50%,
	with varied maturities from January 1, 2005 to March 31, 2030	42,173,243

Total assets held for investment purposes		$2,935,481,829

*	Denotes party in interest to the Plan.